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                                EXHIBIT 99

                              [SPARTAN LOGO]

                            S  P  A  R  T  A  N


FOR IMMEDIATE RELEASE         Contact:  John R. Gaedert
                              Spartan Motors, Inc. (517) 543-6400
                              Or
                              Jeffrey Lambert
                              Seyferth & Associates, Inc. (800) 435-9539


          SPARTAN MOTORS ACQUIRES PREMIUM AMBULANCE MANUFACTURER


     CHARLOTTE, Michigan, January 8, 1998 - - Spartan Motors, Inc.

(NASDAQ/NMS: SPAR) today announced it has acquired Road Rescue, Inc., a St.

Paul, Minn.-based ambulance and rescue vehicle manufacturer.

     The Charlotte, Mich.-based manufacturer of custom chassis said Road

Rescue will retain its facilities, employees and management team as a wholly owned subsidiary of Spartan Motors.  Road Rescue, which manufacturers high-end ambulances and emergency vehicles, had sales of approximately $20 million in 1997.  Terms of the deal were not disclosed.

     "Our acquisition of Road Rescue continues Spartan's focus on product diversification and expanding our growth opportunities," said John

Sztykiel, Spartan Motors President and Chief Operating Officer.  "The Road

Rescue transaction will be accretive from an earnings and sales perspective, like our other recent acquisitions in the emergency vehicle industry, while adding a new and growing product segment to the Spartan

Motors fold."

     Sztykiel added that the acquisition is not expected to add chassis



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sales for Spartan Motors in the near future.  However, it is expected to benefit both companies, as well as Spartan's wholly owned fire truck subsidiaries Luverne Fire Apparatus and Quality Manufacturing, in gaining improved supplier pricing and the ability to offer a broadened product line to their established municipal and private contractor customers.  Spartan

Motors completed the acquisitions of fire apparatus manufacturers Luverne and Quality in September 1997.


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     Road Rescue is a market leader in the design and manufacturing of

Type I and Type III advanced care ambulances, especially medium-duty type vehicles, which represent one of the fastest growing segments of the emergency vehicle market.  Driving this is increased demand for better,

more comprehensive pre-hospital care, as well as the aging of the U.S.

population.

     "Emergency medical technicians (EMTs) are taking an increasingly larger and more complex role in the treatment of patients, which requires more advanced and larger ambulances," said Norbert Conzemius, Road Rescue

President.  "This opportunity has helped drive the growth of Road Rescue,

and adding the resources of Spartan Motors ensures our continued ability to grow our market share and profitability."

     Sztykiel added:  "This acquisition ultimately reflects our commitment to expanding our traditional business to complementary markets to ensure we continue to build long-term shareholder value."

     Road Rescue, Inc. is a manufacturer of premium, advanced-care ambulances, rescue vehicles, and related services and parts.  The Company and its approximately 140 employees also upfit law enforcement vehicles and remount/refurbish emergency vehicles.

     Spartan Motors, Inc. is a leading engineer and manufacturer of custom chassis for fire trucks, motor homes, transit buses, school buses, step vans and specialty vehicles.  Spartan also has two wholly owned fire truck subsidiaries, Luverne Fire Apparatus and Quality Manufacturing, and a one-

third equity interest in school bus manufacturer Carpenter Industries, Inc.

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